Exhibit No. 5

                                   July 13, 1994

Board of Directors
Koger Equity, Inc.
3986 Boulevard Center Drive
Jacksonville, FL 32207

  Re: Koger Equity, Inc.
      Stock Investment Plan
      Registration Statement on Form S-8

Dear Sirs:

   We have acted as counsel for Koger Equity, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the above-captioned Registration Statement (the "Registration Statement") for the purpose of registering 200,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be purchased either from the Company or in the open market or otherwise for the account of participating employees of the Company pursuant to the Stock Purchase Plan of the Company.

   In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

   Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

   1. The Company has been incorporated and is existing as a corporation and its status is active under the laws of the State of Florida, the state of its incorporation.

   2.   The Shares have been authorized and either will be.
        or have been, issued, fully paid and non-assessable.

   We consent to the use of this letter as an Exhibit to the Registration Statement.

                                          Very truly yours,


                                          Boling & McCart